AIM MULTI-SECTOR FUND                                              SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF
INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL
INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

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
FOR PERIOD ENDING: 8/31/2009
FILE NUMBER :      811-09913
SERIES NO.:        5


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
72DD.   1 Total income dividends for which record date passed during the period.
          (000's Omitted)
          Class A               $   722

        2 Dividends for a second class of open-end company shares (000's
          Omitted)
          Class B               $    --
          Class C               $    --
          Class Y               $     1
          Institutional Class   $   683

73A.      Payments per share outstanding during the entire current period:
          (form nnn.nnnn)

        1 Dividends from net investment income
          Class A                0.0498

        2 Dividends for a second class of open-end company shares (form
          nnn.nnnn)
          Class B                    --
          Class C                    --
          Class Y                0.0566
          Institutional Class    0.1250


74U.    1 Number of shares outstanding (000's Omitted)
          Class A               11,714

        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B                 2,093
          Class C                 2,477
          Class Y                    57
          Institutional Class     4,307

74V.    1 Net asset value per share (to nearest cent)
          Class A               $ 18.68

        2 Net asset value per share of a second class of open-end company shares
          (to nearest cent)
          Class B               $ 17.78
          Class C               $ 17.77
          Class Y               $ 18.72
          Institutional Class   $ 19.07
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